UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 18, 2024

ZRCN Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-56380	83-2756695
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1580 Dell Avenue, Campbell, CA. 95008.

(Address of principal executive offices and zip code)

(408) 963-4550

Registrant’s telephone number, including area code:

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered under Section 12(b) of the Exchange Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Securities registered under Section 12(g) of the Exchange Act:

Common Stock, par value $0.0001 per share

(Title of class)

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 18, 2024, the Company appointed Ms. Linda Graebner as a Director of the Company. Ms. Graebner does not have any family relationship with any Director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. There is no understanding or arrangement between Ms. Graebner and any other person pursuant to which she was selected as a Director of the Company. There are no transactions in which Ms. Graebner has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Ms. Graebner is an experienced entrepreneur, CEO and Director, who has successfully grown and transformed numerous consumer products companies. Ms. Graebner served as the Executive Chair of the Board of Directors of Chef’n Corporation, a global developer of highly innovative household gadgets and tools. She led the Board as well as directly managing company finance, marketing, sales and supply chain operations. She led a major channel and distribution expansion, doubling revenue and tripling EBITDA, culminating in a successful sale to Taylor Precision Products in December 2014. She remained a Director of Taylor through its transition to Filament Brands and ultimate sale to Lifetime Brands (public).

In her position as President & CEO for Tilia, Ms. Graebner created and executed the strategic growth plan that built an entirely new category in the housewares industry. She grew Tilia from $9 million revenue with significant losses to over $200 million with outstanding EBITDA and cash flow prior to its sale to Jarden Corp. (NYSE). She continued to lead the company’s growth and played a key role in several acquisitions that led Jarden to grow ten-fold within three years. For Tilia, she completed the acquisition of VillaWare, a $10 million specialty appliance company and successfully integrated it into Tilia’s business.

Ms. Graebner also served as Chair of the International Housewares Association and on the Boards of the Association for Corporate Growth, Pacific Community Ventures and Association of National Advertisers. She currently serves as Chair of a Women Presidents’ Organization chapter and she is a member of the Women Corporate Directors (WCD) organization, Committee of 200 (C200) and the International Women’s Forum (IWF).

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Ms. Graebner founded and is the Managing Partner of LSG Associates, a consulting firm which specializing in creating and implementing business growth plans for consumer, manufacturing and retail businesses. Her “hands-on” CEO experience coupled with a broad base of industry and marketing expertise provides a unique perspective to add value. Ms. Graebner’s extensive operating experience supports her ability to effectively work with management to ensure successful execution of operating plans.

At Dole Food Company ($3+ billion food producer), Ms. Graebner held various executive level positions in Sales, Marketing, New Business Development and R&D where she successfully launched new products globally, achieving significant new revenues as well as integrating new acquisitions to achieve double digit growth.

Ms. Graebner also held senior Marketing and Business Development as well as Strategic Planning positions at James River Corporation, and held similar positions at Crown Zellerbach before its acquisition by James River. She was also a Senior Associate with the management consulting firm of Booz, Allen & Hamilton.

Ms. Graebner has extensive experience serving as an “independent” Board member and has provided leadership to Governance and Nominating, Audit and Compensation Committees.

Ms. Graebner’s awards include the Ernst & Young Manufacturing Entrepreneur of the Year Award for Northern California, several citations by the San Francisco Business Times “100 Most Influential Bay Area Business Women”, and a Distinguished Science Alumna of Purdue University.

Ms. Graebner received a Bachelor of Science (BS) in mathematics from Purdue University and a Master in Business Administration (MBA) from Stanford University.

Ms. Graebner will receive $7,200.00 per calendar quarter, to serve as a Director of the Company (pro rated for service that is less than a full calendar quarter), plus the grant of a non-qualified option to purchase 48,000 shares of Common Stock of the Company that will vest on the last business day of September, 2025, and be exercisable, subject to certain conditions, to October 18, 2029.

A copy of Ms. Graebner’s Board of Director Agreement with the Company will be attached as an Exhibit to its 10-Q filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZRCN Inc.

Date: October 24, 2024	By:	/s/ Jeff Parsons
Jeff Parsons
Chief Financial Officer

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